Exhibit 5.1

John T. McKenna +1 650 843 5059 jmckenna@cooley.com

July 30, 2020

Sunesis Pharmaceuticals, Inc.

395 Oyster Point Boulevard, Suite 400

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the offering by the Company of up to 59,999,999 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”), including up to 7,826,086 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares, pursuant to a Registration Statement on Form S-3 (No. 333-218607) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated July 29, 2020, relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectuses, the Company’s Amended and Restated Certificate of Incorporation (as amended) and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K.

[Signature page to follow]

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

Sunesis Pharmaceuticals, Inc. July 30, 2020 Page 2

Very truly yours,

Cooley llp

By:/s/ John T. McKenna__

John T. McKenna